Exhibit 99.1

Cendant Corporation Announces Launch of Investor Meetings
Related To Spin-Off of Wyndham Worldwide Corporation

NEW YORK, June 20, 2006 - Cendant Corporation (NYSE: CD) today announced the commencement of meetings with institutional investors in connection with the planned spin-off of Wyndham Worldwide Corporation.

The slides and related materials to be presented during the investor meetings may be accessed on Cendant’s and Wyndham’s websites at www.cendant.com and www.wyndhamworldwide.com, respectively.

About Cendant Corporation

Cendant is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting Cendant’s Web site at www.cendant.com.

About Wyndham Worldwide Corporation

As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Worldwide encompasses more than 6,300 franchised hotels with approximately 525,000 hotel rooms worldwide. It serves more than three million members of RCI’s vacation exchange networks, offering its members and rental customers access to approximately 55,000 vacation properties comprised of approximately 51,000 vacation rental properties and approximately 4,000 vacation ownership resorts located in over 100 countries. In addition, Wyndham Worldwide develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network, which includes over 140 vacation ownership resorts serving more than 750,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide is headquartered in Parsippany, NJ, and is supported by approximately 28,800 employees around the world.

Media Contacts:
Elliot Bloom, Cendant Corporation
212-413-1832

Investor Contacts:
Sam Levenson, Cendant Corporation
212-413-1834

Henry A. Diamond, Cendant Corporation
212-413-1920

Margo C. Happer
Wyndham Worldwide Corporation
973-496-2705